UNITED STATES
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Cal-Maine Foods, Inc.
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TO OUR SHAREHOLDERS

We are pleased to report a strong performance for Cal-Maine Foods in fiscal 2023 as we demonstrated solid execution of our strategy in a dynamic market environment. Our results for the year reflected the extreme market conditions we faced, with significantly higher average selling prices compared with the prior year, primarily due to the highly pathogenic avian influenza (HPAI) outbreak, which severely reduced the nation’s egg-laying capacity. At the same time, we continued to experience favorable consumer demand trends.  We worked hard to respond to the recent market volatility and delivered against our key performance metrics.  We commend the work of our managers and employees who efficiently managed our operations and continued to bring more quality eggs to the market during the HPAI outbreak to support our valued customers.

For fiscal 2023, our net sales were $3.1 billion compared with $1.8 billion for fiscal 2022, driven by higher selling prices and strong volumes.  Fiscal 2023 was a 53-week period compared with a 52-week period for fiscal 2022. Our sales for the year were supported by an average customer selling price of $2.622 per dozen compared with $1.579 per dozen for fiscal 2022. We sold over 1.1 billion dozen eggs in fiscal 2023, a 5.9 % increase over fiscal 2022.  Net income attributable to Cal-Maine Foods for fiscal 2023 was $758.0 million, or $15.52 per diluted share, compared with net income of $132.7 million, or $2.72 per diluted share, for fiscal 2022.

Our operations continued to run well despite a challenging environment with inflationary pressures affecting our feed and other production costs including labor, packaging, and distribution. Cal-Maine Foods has a proven operating model, and we remain focused on managing the aspects of our business that we can control and maintaining a disciplined approach to cost management. For fiscal 2023, we reported operating income of $967.7 million compared with $143.5 million for fiscal 2022. Our farm production costs per dozen increased 16.1% compared with fiscal 2022, primarily tied to higher feed, facility, and flock amortization costs. For fiscal 2023, feed costs per dozen increased 18.4% compared with fiscal 2022. Supplies of corn and soybean remained tight relative to demand, as evidenced by a low stock-to-use ratio for corn, due to weather-related shortfalls in production and yields, ongoing supply-chain disruptions and the Russia-Ukraine war and its impact on the export markets.  We expect to see continued pricing pressures and volatility with respect to feed costs in fiscal 2024.

Our ability to meet changing demand trends with a favorable product mix has been an important differentiator for Cal-Maine Foods, and we are committed to sustainably meeting evolving customer needs.  Specialty eggs remain a primary focus of our growth strategy, and we are pleased to offer consumers a choice of cage-free, organic, brown, free-range, pasture-raised, and nutritionally enhanced eggs, in addition to conventional eggs. For fiscal 2023, specialty eggs accounted for 34.7% of total dozens sold compared with 31.0% in fiscal 2022.  As market demand for cage-free eggs has increased, Cal-Maine Foods has made substantial investments in our production facilities to expand our cage-free capacity and distribution capabilities. As previously reported, a significant number of our customers have announced goals to offer cage-free eggs exclusively on or before 2026, subject in most cases to availability of supply, affordability, and consumer demand, among other contingencies. Some of these customers have recently revised their plans to offer 70% cage-free eggs by the end of 2030. We continue to engage with customers to help them meet their expected cage-free timelines and goals.  Cage-free eggs account for an increasing share of the Company’s product mix, comprising 20.1% of total net shell egg sales for fiscal 2023.

We have also identified additional ways to enhance our product mix and support new opportunities in the restaurant, institutional and industrial food products markets.  During March 2023, MeadowCreek Foods LLC (“Meadowcreek”), a majority-owned subsidiary, began operations with a focus on being a leading provider of hard-cooked eggs.  We serve as the preferred provider to supply specialty and conventional eggs that MeadowCreek needs to manufacture egg products.  MeadowCreek’s marketing plan is designed to extend our reach in the foodservice and retail marketplace and bring new opportunities in the restaurant, institutional and industrial food products arenas.  We believe value-added egg products represent an important opportunity to help drive our future growth.

The most recent HPAI outbreak, first detected in commercial flocks in the U.S. in February 2022, surpassed the prior 2014-2015 outbreak in terms of the number of affected hens in the U.S., creating additional challenges for Cal-Maine Foods and all producers with increasing costs and an adverse impact on the overall egg supply.  We have continued to navigate through these issues and meet the needs of our valued customers. There have been no positive tests for HPAI at any Cal-Maine Foods’ owned or contracted production facility. We commend our dedicated managers and employees across our operations who have followed strict protocols and efficiently managed our operations under difficult conditions. While no farm is immune from HPAI, we believe we have implemented and continue to maintain robust biosecurity measures across our operations. We are also working closely with federal, state and local government officials, and focused industry groups to mitigate the risk of future outbreaks and effectively manage a response, if needed.

We are proud of our performance over the past year and our ability to respond to dynamic market conditions with favorable results. Going forward, we remain focused on the long-term, adhering to our proven operating model that has sustained our business throughout the various cycles that characterize our industry. Regardless of market conditions, we believe the need for affordable food choices will continue to grow.  As the industry leader, Cal-Maine Foods is uniquely positioned to leverage our scale and meet this demand in more communities.  Eggs offer great nutritional value with high quality protein and essential vitamins and minerals for healthy living such as choline, vitamin B12 and iodine.  Our differentiated product mix supports our ability to meet changing customer demand trends and extend our market reach.  As always, we will strive to operate in an efficient and responsible manner and support initiatives that promote environmental and social responsibility throughout the Company.  Importantly, we have the financial strength to support our growth strategy, including acquisitions and organic growth, and we are excited about the opportunities ahead for Cal-Maine Foods in fiscal 2024.

Across our operations, we are committed to our mission – to be the most sustainable producer and reliable supplier of fresh shell eggs and egg products in the United States. Above all, we are focused on meeting the needs of our customers and delivering greater value to our shareholders.

Thank you for your continued support of Cal-Maine Foods.

Sincerely,

Dolph Baker	Sherman Miller
Chairman of the Board of Directors	President and Chief Executive Officer